Exhibit 10.1

CONFIDENTIAL

RETIREMENT TRANSITION AGREEMENT

This Retirement Transition Agreement (“Agreement”) is made between CH2M HILL Companies, Ltd. (“CH2M HILL”) and Lee A. McIntire (“Mr. McIntire”) to outline the terms and conditions of Mr. McIntire’s retirement transition from CH2M HILL. CH2M HILL together with its subsidiaries and affiliated corporations, joint ventures, and businesses are sometimes referred to collectively in this Agreement as “CH2M HILL.”

In consideration of the promises and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound, the parties hereby agree as follows:

1.              Assignment to “Flex” Employment Status. Effective as of September 27, 2014 (the “Flex Assignment Date”), CH2M HILL shall assign Mr. McIntire to a Flex employment status for the period commencing on the Flex Assignment Date and terminating on February 20, 2015 unless otherwise subsequently agreed by the parties in writing (“Retirement Transition Period”). Mr. McIntire is expected to work at a level below 20% of his average level of services performed during the 36 months preceding the Flex Assignment Date, and the Flex Assignment Date shall therefore constitute his “separation from service” for purposes of Section 409A of the Internal Revenue Code. Notwithstanding anything to the contrary in this paragraph, Mr. McIntire shall perform no services for CH2M HILL or otherwise involve himself in the business of CH2M HILL during the Retirement Transition Period unless directed and authorized to do so in writing by CH2M HILL’s Chief Executive Officer.

2.              Resignation from the Board of Directors and Officer Status. To the extent it hasn’t been previously executed, at the beginning of the first day of the September, 2014 board meeting (presently scheduled to be September 18, 2014), Mr. McIntire will resign his Director position from the Board and Officer and/or Managing positions with CH2M HILL and its affiliated legal entities.

3.              Compensation and Benefits. In consideration of the covenants and agreements set forth in this Agreement, CH2M HILL will provide to Mr. McIntire the following compensation with respect to the Retirement Transition Period, less all tax and other applicable withholdings, including those prescribed by the IRS, if any, for supplemental income.

3.1.                            Hourly Rate. For any time worked as a Flex employee during the Retirement Transition Period, Mr. McIntire’s rate of pay will be $200.00 per hour. Mr. McIntire will receive overtime pay in accordance with federal/state law. All amounts payable pursuant to this Section 3.1 shall be paid no later than March 15, 2015.

3.2.                            Discretionary Payment. The Compensation Committee of the CH2M HILL Board of Directors (“Compensation Committee”) approved a lump sum payment equal to $265,385.00 to Mr. McIntire to meet the agreed upon annual compensation for his term as Chairman of the Board. This amount (less applicable withholdings) shall be paid to Mr. McIntire on October 17, 2014.

3.3.                            Long Term Incentive (LTI) Plan Awards. Under the terms and conditions of the Long Term Incentive (“LTI”) Plan, Mr. McIntire will remain eligible to continue vesting in the LTI Plan awards for the 2012, 2013 and 2014 LTI Plan years as long as he remains retired after February 20, 2015 and provided further that he does not affiliate with a competitor (directly or indirectly as an employee, consultant, director, officer, or shareholder of more than 5% of equity) in the industries in which CH2M HILL competes and/or operates. The 2012 and 2013 LTI Plan payments will be prorated for full months worked during the performance period of the Plan. The payments for 2012, 2013 and 2014 LTI Plan years will be paid based on the performance of those LTI plan metrics and paid as scheduled in March of 2015, March of 2016 and March of 2017, respectively. If at any point before the 2012 LTI Plan or the 2013 LTI Plan awards are paid should Mr. McIntire end his retirement or affiliate with a competitor (directly or indirectly as an employee, consultant, director, officer, or shareholder of more than 5% of equity) in the industries in which CH2M HILL competes and/or operates, per the terms of the LTI Plan and as outlined above, he will become immediately ineligible to receive any further payment(s) and he will forever forfeit any LTI Plan awards for the 2012 LTI Plan year and 2013 LTI Plan year then unpaid and outstanding.

3.4.                            2014 Annual Incentive Plan (AIP). Per the CH2M HILL, Ltd. Annual Incentive Plan (“AIP”) program, Mr. McIntire is eligible to receive an award because he will meet the definition of retirement in the AlP. CH2M HILL will make a cash payment (less all applicable withholdings) to Mr. McIntire in March 2015 that takes into consideration the performance of the Enterprise as well as his individual performance during the period of time he worked in 2014 as approved by the Compensation Committee.

3.5.                            Stock Options. During the Retirement Transition Period, all unvested stock options held by Mr. McIntire as of the Flex Assignment Date will continue to vest in accordance with the terms of the relevant Stock Grant Agreements and will not be forfeited as of Mr. Mclntire’s retirement date, as provided in those Agreements. All options that are vested as of the Flex Assignment Date and that vest during the Retirement Transition Period may be exercised by Mr. McIntire at any time during the Retirement Transition Period and for one year following the termination of the Retirement Transition Period. All options that are unvested at the end of the Retirement Transition Period shall terminate. The options shall remain subject to the terms of the applicable equity incentive plan and Stock Grant Agreements in all respects.

3.6.                            Restricted Stock. All restricted stock grants held by Mr. McIntire as of the Flex Assignment Date will continue to vest during the Retirement Transition Period. All unvested restricted stock at the end of the Retirement Transition Period shall terminate.

3.7.                            SERRP. The balance of Mr. McIntire’s vested SERRP amount is $9,514,447.00 as of May 14, 2014. The payments under the SERRP will be made in accordance with the distribution election on file for Mr. McIntire and the applicable plan documents, treating the Flex Assignment Date as his separation from service. The Compensation Committee has also approved an additional retirement top off benefit estimated to be $802,796.00. This cash payment will be made to Mr. McIntire in a lump sum (less applicable withholdings) within 60 days following the end of the Retirement Transition Period.

3.8.                            DCP/EDCP. The balances of Mr. Mclntire’s vested accounts within these plans will be made in accordance with the distribution elections on file for Mr. McIntire and the applicable plan documents. The Flex Assignment Date is the separation from service for these plans. As of May 14, 2014 the balance is $2,568,326.00.

3.9.                            Alumni program. Mr. McIntire is currently eligible for the CH2M HILL Alumni Program and may choose to enter the program at this time or any time prior to the end of the Retirement Transition Period; provided that Mr. McIntire may enter the Alumni Program only if he holds at least $100,000 of CH2M HILL stock directly at the time that he proposes to enter the Alumni Program. If Mr. McIntire elects to participate in the Alumni Program, he must request to sell 10% (one tenth) or more of his direct CH2M HILL stock holdings at the first trade date following the end of the Retirement Transition Period and 10% (one tenth) of such stock on each trade date next-following the nine anniversary dates from the end of the Retirement Transition Period. This requirement to sell any stock directly owned by Mr. McIntire does not apply to CH2M HILL stock, if any, that resides in his 401(k) plan account. Mr. McIntire will only remain eligible to participate in the Alumni Program if he refrains from competing with CH2M HILL directly or indirectly, such as by becoming an employee, consultant, director, officer or shareholder of more than 5% equity of a competitor. Mr. Mclntire’s participation in the Alumni Program will be subject to applicable Program rules, as they may be modified from time to time.

3.10.                     Retiree Medical. The retiree medical program was amended on Dec 31, 2009 to close the group of employees eligible for future retiree medical coverage and reduce the premium subsidy received from the Company. Based on the current plan eligibility rules and the decision of the Compensation Committee regarding Mr. Mclntire’s service, Mr. McIntire is included in the group eligible for retiree medical coverage. In addition, the premium subsidy Mr. McIntire will receive will be reduced as described in the plan materials in December, 2009. The Company reserves the right to amend, modify or terminate the program at any time and this information is not intended to create any obligations beyond summarizing the eligibility provisions currently in effect. Please note that to remain eligible for retiree medical program benefits, Mr. McIntire may not become gainfully employed on more than an incidental basis (as determined by CH2M HILL in its sole discretion) following the Retirement Transition Period.

3.11.                     Executive Physical Program. Mr. McIntire will continue to be eligible for participation in the Executive Physical Program through calendar year 2014. Such benefits shall be provided consistent with the requirements of Section 409A of the Internal Revenue Code.

3.12.                     Financial Planning and Tax Consulting. Mr. McIntire will continue to receive services from Ayco for financial planning and tax consulting services through 2015. Such benefits shall be provided consistent with the requirements of Section 409A of the Internal Revenue Code.

3.13.                     Plan Documents Prevail. To the extent there are any inconsistencies between the Plans and/or Stock Grant Agreements referenced above and this Agreement, the terms of the applicable Plan(s) and/or Stock Grant Agreements prevail.

4.              Release. In consideration of the Compensation set forth in Section 3, together with the covenants, agreements and releases set forth herein, Mr. McIntire, on behalf of himself, his family members, his estate, and his assigns and beneficiaries, hereby releases and forever discharges CH2M HILL Companies, Ltd., together with its affiliated companies, subsidiaries, and Employee Benefit Plans and each of their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (individually and collectively “Releasees”) from any and all liabilities, causes of action, torts, debts, claims and demands, in statutory law, common law and/or in equity, known or unknown, fixed or contingent, which Mr. McIntire has, may have or claims or claimed to have, based upon or in any way related to Mr. McIntire’s employment with CH2M HILL and the termination thereof, arising up to and including the execution date of this Agreement. This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act, the Genetic Information Nondisclosure Act of 2008, the Colorado Anti-Discrimination Act, the Colorado Civil Rights Act, and the Colorado Whistleblower Law. Mr. McIntire acknowledges and agrees that this Agreement is all-encompassing and universal and that no controversy remains or any basis for any action, claim, relief, lawsuit, charge or complaint against any or all of the Releasees exists after the execution of this Agreement. For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by CH2M HILL or any Release. Notwithstanding the proceeding, this release shall not preclude an action to enforce benefits in which the Employee has become or will become vested under ERISA as contemplated by this Agreement.

Mr. McIntire acknowledges that there is a risk that after the execution of this Agreement, he will incur or suffer damage, loss or injury to person or property that is in some way caused by or connected with his employment with CH2M HILL and the termination thereof, but that is unknown or unanticipated at the time he executes this Agreement. Mr. McIntire specifically assumes that risk, and agrees that the release contained herein applies to all unknown or unanticipated claims and all matters caused by or connected with his employment and the termination thereof, as well as those claims currently known or anticipated. Mr. McIntire acknowledges that, other than the benefits set forth in Section 3, he has received all compensation, reimbursements and benefits due to him from CH2M HILL. Mr. McIntire understands that his entitlement to the benefits contemplated herein is contingent upon him being in full compliance with this Agreement. Mr. McIntire understands that CH2M HILL will have the right to cease payment of the benefits, and seek reimbursement of any benefits already provided to him, in the event he breaches or threatens to breach this Agreement, in addition to any other remedies available to CH2M HILL in law or in equity.

5.              Legal Review; Sophisticated Parties; ADEA Release. This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party. Mr. McIntire, by signing below, acknowledges that CH2M HILL has encouraged him to review the legal effect and implications of this Agreement with an attorney and carefully and thoroughly review the Agreement prior to signing, and he has had the opportunity to do so. As a senior executive and a sophisticated, financially savvy party, Mr. McIntire acknowledges that he reviewed this Agreement and understands its terms and conditions.

Mr. McIntire has up to twenty-one (21) days in which to consider this Agreement. He may execute the Agreement at any time before the end of the twenty-one (21) day review period, but should he do so he acknowledges and agrees that he has done so voluntarily. After his execution of this Agreement, he shall have seven (7) days to revoke the Agreement and the Agreement shall not become effective or enforceable until the seven (7) days has expired. Any revocation of this Agreement before the expiration of the seven (7) days revocation period must be in writing, must specifically revoke this Agreement, and must be received by John Madia, Chief Human Resources Officer, 9191 South Jamaica St., Englewood, CO, 80112 prior to the eighth (8th) day following execution of this Agreement by Mr. McIntire. In the event Mr. McIntire revokes this Agreement within the seven-day revocation period, the Agreement shall not he effective or enforceable and Mr. McIntire shall not receive the benefits described herein.

5.              Supplemental Release. As a further condition to receiving the benefits set forth in Section 3. Mr. McIntire agrees to execute a Supplemental Release in the form attached hereto as Exhibit A promptly after the conclusion of the Retirement Transition Period.

6.              Disclosure; Cooperation. Mr. McIntire represents that he has no knowledge or suspicion of any wrongdoing involving any federal or state governmental agency or any insurer, or any other wrongdoing that involves Mr. McIntire, CH2M HILL, or any present or former employee(s), officers, directors or contractors. Mr. McIntire agrees promptly to contact CH2M HILL if he learns of or suspects any such wrongdoing in the future. Mr. McIntire further agrees to fully cooperate in the investigation by or of CH2M HILL of any issues, and the defense of any claims by, against or otherwise involving CH2M HILL or any related entity, that might arise that could involve Mr. McIntire or information within his knowledge as a further condition to receiving the benefits set forth in Section 3, regardless of whether Mr. McIntire personally is named in the action, without any additional compensation for that cooperation other than reimbursement of reasonable costs related to such cooperation. Mr. McIntire agrees to notify CH2M HILL within three (3) business days if my testimony, cooperation or information is sought with respect to any claim or action against or otherwise involving, or any investigation with respect to, CH2M HILL or its affiliates, employees, agents, officers, directors or contractors.

7.              Taxes. Mr. McIntire understands and agrees that he is solely responsible for any and all taxes, interest or penalties that may be due as a result of the benefits being provided to him, as set forth in Section 3. In no event does CH2M HILL guarantee any particular tax consequences, outcome or tax liability to Mr. McIntire. No provision of this Agreement will be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) from Mr. McIntire to CH2M HILL. All benefits provided hereunder will be treated as CH2M HILL deems appropriate for tax withholding and reporting purposes. Neither CH2M HILL nor its representatives have provided any tax advice to Mr. McIntire, and he has been advised to seek tax advice from his own tax advisors regarding the benefits provided hereunder.

8.              Modification; Unenforceability. In the event a particular provision of the Agreement is declared invalid or unenforceable, it will be limited or modified to the extent required to render it enforceable. If such limitation or modification is not possible, that provision shall be severed, and the remaining provisions of the Agreement will continue in full force and effect, and this Agreement shall be construed in all respects as if such invalid unenforceable provisions were omitted.

9.              Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned by Mr. McIntire without the prior written consent of CH2M HILL, and any purported transfer or assignment will be void. CH2M HILL may assign its rights and duties hereunder. This Agreement will be binding upon and inure to the benefit of CH2M HILL’s successors and assigns (whether by operation of law, merger, change of control or otherwise).

10.       Governing Law; Dispute Resolution and Venue. The Parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties agree that all disputes with respect to this agreement shall be resolved through courts of competent jurisdiction located in the State of Colorado.

11.       Waivers. Except as otherwise set forth herein, the waiver by either party of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.       Entire Agreement. Except as set forth herein, this Agreement sets forth the entire agreement between Mr. McIntire and CH2M HILL with respect to the termination of Mr. McIntire’s employment and benefits due to him as a result, and supersedes all prior discussions, negotiations, understandings or written agreements, whether oral or written, between Mr. McIntire and CH2M HILL, including but not limited to any offer letter, employment agreement, and any severance policy or plan of CH2M HILL. Mr. McIntire acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by CH2M HILL or anyone acting on its behalf that is not included in this Agreement, and that no agreement, statement, or promise relating to Mr. McIntire’s employment or affiliation with, termination from, or severance compensation from CH2M HILL that is not contained in this Agreement or the documents referenced and incorporated herein is valid or binding.

13.       Effectiveness of the Agreement. The Agreement shall be effective as of the later of the date that it is signed by John Madia, on behalf of CH2M HILL, and the eighth day after Mr. McIntire signs on his own behalf.

IN WITNESSETH WHEREOF, the parties have executed this Agreement as provided below.

CH2M HILL Companies, Ltd.		Lee A. McIntire*

By:	/s/ John Madia	/s/ Lee A. McIntire
Executive VP and Chief HR Officer

Date:	27-June 2014	Date:	27 June, 2014

* Mr. McIntire acknowledges that he has read and understands this Agreement, and that he signs it freely and voluntarily and after reasonable opportunity to consult with an attorney of his own choosing.

EXHIBIT A - SUPPLEMENTAL RELEASE

1.                                      Release.

a.                                      In consideration for the Compensation set forth in Paragraph 3 of the Agreement, Subparagraphs 3.1 to 3.12, together with the covenants, agreements and releases set forth herein, Mr. McIntire, on behalf of himself, his family members, his estate, and his assigns and beneficiaries, hereby releases and forever discharges CH2M HILL Companies, Ltd., together with its affiliated companies, subsidiaries, and Employee Benefit Plans and each of their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (individually and collectively “Releasees”) from any and all liabilities, causes of action, torts, debts, claims and demands, in statutory law, common law and/or in equity, known or unknown, fixed or contingent, which Mr. McIntire has, may have or claims or claimed to have, based upon or in any way related to Mr. McIntire’s employment with CH2M HILL and the termination thereof, arising up to and including the execution date of this Agreement. This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act, the Genetic Information Nondisclosure Act of 2008, the Colorado Anti-Discrimination Act, the Colorado Civil Rights Act, and the Colorado Whistleblower Law. Mr. McIntire acknowledges and agrees that this Supplemental Release is all-encompassing and universal and that no controversy remains or any basis for any action, claim, relief, lawsuit, charge or complaint against any or all of the Releasees exists after the execution of this Agreement. For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by CH2M HILL or any Release. Notwithstanding the proceeding, this Supplemental Release shall not preclude an action to enforce benefits in which the Employee has become or will become vested under ERISA as contemplated by the Agreement.

b.                                      Mr. McIntire acknowledges that there is a risk that after the execution of this Supplemental Release, he will incur or suffer damage, loss or injury to person or property that is in some way caused by or connected with his employment with CH2M HILL and the termination thereof, but that is unknown or unanticipated at the time he executes this Supplemental Release. Mr. McIntire specifically assumes that risk, and agrees that this Supplemental Release applies to all unknown or unanticipated claims and all matters caused by or connected with his employment and the termination thereof, as well as those claims currently known or anticipated.

c.                                       Mr. McIntire, by signing below, acknowledges that CH2M HILL has encouraged him to review the legal effect and implications of this Supplemental Release with an attorney and carefully and thoroughly review the Supplemental Release prior to signing, and he has had the opportunity to do so. As a senior executive and a sophisticated, financially savvy party, Mr. McIntire acknowledges that he reviewed this Supplemental Release and understands its terms and conditions. Mr. McIntire received this Supplemental Release along with the

Agreement, and therefore has already been given more than twenty-one (21) days in which to consider this Supplemental Release. He may execute this Supplemental Release at any time before the end of the twenty-one (21) day review period, but should he do so he acknowledges and agrees that he has done so voluntarily. After his execution of this Supplemental Release, he shall have seven (7) days to revoke the Supplemental Release and the Supplemental Release shall not become effective or enforceable until the seven (7) days has expired. Any revocation of this Supplemental Release before the expiration of the seven (7) days revocation period must be in writing, must specifically revoke this Supplemental Release, and must be received by John Madia, Chief Human Resources Officer, 9191 South Jamaica St., Englewood, CO, 80112 prior to the eighth (8th) day following execution of this Supplemental Release by Mr. McIntire. In the event Mr. McIntire revokes this Supplemental Release within the seven-day revocation period, the Supplemental Release shall not be effective or enforceable and Mr. McIntire shall not be entitled to retain the benefits described in the Agreement, or to receive further benefits thereunder.

d.                                      By signing below, Mr. McIntire acknowledges and agrees that he has received all compensation owed to him by CH2M HILL and the other released parties, including but not limited to salary, bonuses, accrued paid time off, expense reimbursements, and any other compensation, and he is not entitled to any additional compensation or benefits, including further severance compensation, from the released parties other than as expressly provided by the Agreement.

2.                                      Agreement Remains in Effect. Along with this Supplemental Release, the Agreement remains in full force and effect, enforceable in accordance with the terms thereof.

3.                                      Knowing and Voluntary Agreement. By signing below, Mr. McIntire acknowledges that he has read and understands this Supplemental Release, and that he signs it freely and voluntarily and after reasonable opportunity to consult with an attorney of his own choosing.

/s/ Lee A. McIntire	Date:	27 June, 2014
Lee A. McIntire